UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 10, 2005

                                            INFINITY PROPERTY AND CASUALTY CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	000-50167	03-0483872
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

                                                  3700 Colonnade Parkway, Birmingham, Alabama 35243
(Address of principal executive offices) (Zip Code)

                                                                                      (205) 870-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

        At the Registrant’s annual shareholder meeting on May 10, 2005, the Registrant’s shareholders approved the Infinity Property and Casualty Corporation Non-Employee Directors’ Stock Ownership Plan (the “Non-Employee Plan”). The Non-Employee Plan provides that each non-employee director will receive an annual restricted stock grant as of June 1 of each year. The Non-Employee Plan also sets ownership guidelines for non-employee directors, requiring that each non-employee director, within three years after receiving his or her first annual restricted stock grant under the Non-Employee Plan, own Registrant common stock with a fair market value equal to the lesser of $90,000 or three times the then-current cash portion of the annual retainer paid to non-employee directors. A description and copy of the Non-Employee Plan were included in the Registrant’s definitive proxy statement filed with the Securities and Exchange Commission for its 2005 annual meeting of shareholders.

        The Registrant’s Board of Directors had previously approved an amendment to the Infinity Property and Casualty Corporation 2002 Stock Option Plan (the “Option Plan”), subject to the approval of the Non-Employee Plan by the shareholders at the Registrant’s 2005 annual meeting of shareholders, to delete Article 7 of the Option Plan. Article 7 of the Option Plan provided for grants of options to the Registrant’s non-employee directors. As a result of the approval of the Non-Employee Plan and the amendment to the Option Plan, non-employee directors will no longer be eligible to receive stock options of the Registrant under the Option Plan.

        Also, at a meeting of the Nominating and Corporate Governance Committee of the Board of Directors of the Registrant (the “Committee”) held on May 10, 2005, the Committee approved changes to the non-employee director fee schedule by increasing the annual retainer to be paid to each non-employee director from $45,000 to $55,000 per year. The Committee determined that the entire increase in the annual retainer would be paid in restricted stock on the terms provided in the Non-Employee Plan.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: May 13, 2005	INFINITY PROPERTY AND CASUALTY CORPORATION BY: /s/Samuel J. Simon ——————————————————— Samuel J. Simon Executive Vice President, General Counsel and Secretary